As filed with the United States Securities and Exchange Commission on August 25, 2006
Registration Numbers 333-68927 and 333-69575

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment to
FORM S-8
REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933
MORTON INDUSTRIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Georgia	38-0811650
(State or other jurisdiction	(I.R.S.Employer
of incorporation or organization)	Identification No.

1021 West Birchwood St., Morton, IL	61550

(Address of Principal Executive Offices)	(Zip Code)
Morton Industrial Group, Inc. 1997 Stock Option Plan
Amended and Restated Executive and Director Stock Option Agreements
(Full title of the plans)
Morton Industrial Group, Inc.
1021 West Birchwood St.
Morton, Illinois 61550
(Name and address of agent for service)
(309) 266-7176
(Telephone number, including area code, of agent for service)

Deregistration of Unsold Securities
     This Post-Effective Amendment to Form S-8 Registration Statements relates to (i) the Registration Statement on Form S-8 (File No. 333-68927), filed with the Securities and Exchange Commission (the “SEC”) on December 15, 1998, by Morton Industrial Group, Inc. (the “Company”), relating to 1,166,711 shares of Common Stock of the Company for issuance under the Morton Industrial Group, Inc. 1997 Stock Option Plan (the “Plan”), and (ii) the Registration Statement on Form S-8 (File No. 333-69575), filed with the SEC on December 23, 1998, by the Company, relating to 602,862 shares of Common Stock of the Company for issuance under the Amended and Restated Executive and Director Stock Option Agreements (the “Agreements”) (the registration statements described in (i) and (ii) above are collectively referred to herein as the “Registration Statements”).
     On August 25, 2006, the Company, MMC Precision Holdings Corp. (“Acquisition”) and MMC Precision Merger Corp., a wholly-owned subsidiary of Acquisition (“Sub”), completed the merger (the “Merger”) of Sub with and into the Company pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 22, 2006, as amended on August 10, 2006, among such parties. As a result of the Merger, the Company is the surviving company and a direct wholly-owned subsidiary of Acquisition. In connection with the Merger, the Company has filed a Certification and Notice of Termination of Registration Under Section 12(g) of the Securities and Exchange Act of 1934 to terminate the registration of its Common Stock.
     Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertakings in the Registration Statements under the Act, the Company hereby removes from registration the shares of Common Stock of the Company that remain unsold as of the date hereof under the Registration Statements.
[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES
     Pursuant to the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Morton, Illinois, on August 25, 2006.

MORTON INDUSTRIAL GROUP, INC.
By:	/s/ William D. Morton

William D. Morton, President and Chief Executive Officer
     Pursuant to the requirements of the Act, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Morton William D. Morton	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	August 25, 2006
/s/ Daryl R. Lindemann Daryl R. Lindemann	Vice President — Finance, Secretary and Treasurer (Principal Financial and Accounting Officer)	August 25, 2006
/s/ Mark W. Mealy Mark W. Mealy	Director	August 25, 2006
/s/ Parick K. McGee Patrick K. McGee	Director	August 25, 2006
/s/ Randall S. Fojtasek Randall S. Fojtasek	Director	August 25, 2006
/s/ Lucas T. Cutler Lucas T. Cutler	Director	August 25, 2006
/s/ F. Russell Beard, Jr. F. Russell Beard	Director	August 25, 2006